As filed with the Securities and Exchange Commission on February 7, 2018

Registration No. 333-185598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Alon USA Partners, LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-0810241 (I.R.S. Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of Principal Executive Offices)	37027 (Zip Code)

Alon USA Partners, LP 2012 Long-Term Incentive Plan

(Full title of the plan)

Melissa Buhrig

7102 Commerce Way

Brentwood, Tennessee 37027

(Name and address of agent for service)

(615) 771-6701

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Alon USA Partners, LP, a Delaware limited partnership (“MLP”):

•                               Registration Statement No. 333-185598, filed on December 20, 2012, registering 3,125,000 common units representing limited partner interests under the Alon USA Partners, LP 2012 Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger dated as of November 8, 2017 (the “Merger Agreement”), by and among MLP,  Delek US Holdings, Inc., a Delaware corporation (“Parent”), Alon USA Partners GP, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent, and Sugarland Mergeco, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into MLP (the “Merger”), with MLP continuing as the surviving entity and a wholly-owned subsidiary of Parent.

As a result of the Merger, MLP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by MLP in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, MLP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on February 7, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Alon USA Partners, LP

By:	Alon USA Partners GP, LLC
its general partner

By:	/s/ Kevin Kremke
Name:	Kevin Kremke

Title:	Executive Vice President/Chief Financial Officer

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